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                                                                     EXHIBIT 8.2

                      [LETTERHEAD OF APPLEBY SPURLING & KEMPE]

                                                                     23 May 2001

Tyco International Ltd.
The Zurich Centre
Second Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs

RE: POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 ON REGISTRATION STATEMENT ON
  FORM S-3

    We have acted as Bermuda counsel to Tyco International Ltd. ("Tyco"), in connection with the issue by it of its common shares of par value US$0.20 each (the "Common Shares") upon the exchange of the exchangeable shares (the "Exchangeable Shares") of Tyco's indirect subsidiary, CIT Exchangeco Inc., as more particularly described in the Post-Effective Amendment No. 1 to Form S-4 on Registration Statement on Form S-3 (Registration No. 333-57850), to be filed by Tyco with the United States Securities and Exchange Commission (the "Post-Effective Amendment"). You have requested our opinion concerning the Bermuda tax consequences of the delivery of Common Shares to holders of Exchangeable Shares upon the exchange thereof as contemplated in the Post-Effective Amendment. In connection therewith, we have reviewed the discussion on the Bermuda tax consequences set forth under the caption "Bermuda Tax Consequences" (the "Discussion") in the Post-Effective Amendment.

    In rendering our opinion, we have examined and relied upon (i) a draft of the Post-Effective Amendment e-mailed to us on 21 May 2001, and (ii) originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Tyco maintained at its registered office in Bermuda and such other documents and records as we have deemed necessary or appropriate in connection with this opinion. Terms not otherwise defined herein have the meanings assigned to them in the Post-Effective Amendment.

    In stating our opinion we have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies, the genuineness of all signatures on such documents, that the factual statements in the Post-Effective Amendment are true, correct and complete as of the date hereof and will remain so as at the time the Exchangeable Shares are exchanged and that when filed, the Post-Effective Amendment will not differ in any material respect from the draft which we have examined.

    It is our opinion that the Bermuda tax consequences of the delivery of Common Shares to holders of Exchangeable Shares on the exchange thereof are as set forth in the Discussion. Our opinion is limited to such matters as of its date, is to be governed by and construed in accordance with the laws of Bermuda and we express no opinion as to the laws of any other territory or jurisdiction.

    We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the reference to our firm under the caption "Bermuda Tax Consequences" and "Legal Matters" in the Post-Effective Amendment.

Yours faithfully

/s/ Appleby Spurling & Kempe